DATA

PART A — This part lists your personal data.

Owner:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Available only under NQ Contracts]
[Joint Owner:	[JANE DOE]	Age: [55]	Sex: [Female]]
Annuitant:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Applicable for NQ Contracts]
[Joint Annuitant:	[JANE DOE] Age: [55]	Sex: [Female]]

[Applicable to Inherited IRA/Roth IRA and Inherited NQ Contracts]
[Owner:]	[JOHN DOE JR. as beneficiary of JOHN DOE SR’s. [Traditional IRA]
[Roth IRA][Non-Qualified]]
[If the Owner is a trust, then the Annuitant must be the oldest beneficiary of the trust.]

[If the Owner is the sole spousal beneficiary under the deceased Owner’s [Traditional IRA][Roth IRA][Non-Qualified] then the following designation will appear after the Owner’s name:]
[“Special Surviving Spouse”]

[Deceased Owner of Original [Traditional IRA][Roth IRA][Non-Qualified]:] [John Doe, Sr.]
[Date of Death of Original [Traditional IRA][Roth IRA][Non-Qualified] Owner:] [xx/xxxx]

[Applicable to Non-Spousal Beneficiary Continuation Option Tax-Qualified Retirement Plan Funds Direct Rollover to Traditional IRA Contracts]

[Owner:]	[JOHN DOE JR. as beneficiary of JOHN DOE SR’s. Applicable Plan] [If the Owner is a trust, then the Annuitant must be the oldest beneficiary of the trust.]
[Deceased Participant of Original Applicable Plan:]			[John Doe, Sr.]
[Date of Death of Deceased Participant of Original Applicable Plan:]			[xx/xx/xx]

[Applicable to Qualified Plan and SEP-IRA Contracts]
[Employer:] [ABC Company]

[Applicable to Qualified Plan Contracts]
[Plan:] [ABC Company Plan]

Beneficiary: [JANE DOE]

Contract Number: [00000]

2021DPB-IE	Data Page 1

Endorsement(s) Attached:

[Market Segment Endorsement(s)]

[Endorsement Applicable to Non-Qualified Contracts

Endorsement Applicable to Defined Contribution Qualified Plan Contracts

Endorsement Applicable to Defined Benefit Qualified Plan Contracts

Endorsement Applicable to Traditional IRA Contracts

Endorsement Applicable to Roth IRA Contracts

Endorsement Applicable to SEP-IRA Contracts

Charitable Remainder Trust Endorsement

Inherited Traditional IRA Beneficiary Continuation Option (BCO) Endorsement

Inherited Roth IRA Beneficiary Continuation Option (BCO) Endorsement

Inherited Non-Qualified Payout Endorsement

Endorsement Applicable to Non-Qualified [Income Edge Series] Payment Programs

Endorsement Applicable to Contract Continuation And Its Effect On An Optional Benefit

Rider

MSCI Disclosure Endorsement]

[Optional Rider(s) Attached:

[Structured Investment Option Rider]

[[Return of Premium] Guaranteed Minimum Death Benefit Rider]]

Issue Date:	[January 1, 2021]
Contract Date:	[January 1, 2021]
[Maturity Date:	[January 1, 2056]

Your Annuity Commencement Date under a traditional annuity payout as described in Part VII of your Contract may not be prior to thirteen months from the Contract Date nor may your Maturity Date be later than the Contract Date Anniversary which follows the Annuitant’s [95th] birthday. (see Section 7.02) The Maturity Date is based on the Annuitant’s date of birth and will not change under the Contract except as described in Section 7.02 [and the next paragraph]. If there is a successor Annuitant named under the Contract, the Maturity Date will not change and will continue to be based on the original Annuitant’s date of birth.

[Applicable to IRA Contract Owners only]

[If you die and your spouse elects to continue this Contract (“Spousal Continuation”), your spouse then becomes the Annuitant under the Contract and his/her date of birth will determine the Maturity Date.]

[Applicable to NQ Contract Owners only]

[If you die and your spouse elects to continue this Contract (“Spousal Continuation”), if you were also the sole Annuitant under the Contract, your spouse then becomes the Annuitant under the Contract and his/her date of birth will determine the Maturity Date. However, if your age did not originally determine the Maturity Date under the Contract, your spouse may elect to become the Annuitant, superseding any named Annuitant and your spouse’s date of birth will determine the Maturity Date.]

[For NQ Contracts with Joint Annuitants]

[For Contracts with Joint Annuitants, the age of the older Annuitant determines the Maturity Date.]

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You may request in writing to us an Annuity Commencement Date earlier than the Maturity Date shown above. Such request must be received by the Processing Office at least [60] days prior to the Annuity Commencement Date you request.]

[Applicable to Inherited Traditional IRA/Roth IRA including Non-Spousal Applicable Plan Beneficiary Owned (also referred to as “Non-Spousal QP Direct Rollover to an Inherited IRA/Roth BCO”) Contract]

[BCO Distribution Commencement Date: [xx/xx/xx]]

[Applicable to Inherited NQ Contracts]

[Required Payment Starting Date: [xx/xx/xx]]

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PART B — This part describes certain provisions of your Contract.

Initial Contribution Received:                                                                                           [$105,000.00]

[The Structured Investment Option (SIO) text will appear when the SIO Rider is available.]

•	[STRUCTURED INVESTMENT OPTION (See Section 2A.09 of Structured Investment Option Rider )

	Segment Duration (Year(s))	Segment Buffer		Percentage Allocated	Amount Allocated
[S&P 500	1 Year	-10%
Russell 2000	1 Year	-10%
MSCI EAFE	1 Year	-10%
NASDAQ 100	1 Year	-10%
MSCI Emerging Markets	1 Year	-10%
[S&P 500 [Step Up]	1 Year	-10%
Russell 2000 [Step Up]	1 Year	-10%
MSCI EAFE [Step Up]	1 Year	-10	%]]]

•	VARIABLE INVESTMENT OPTION (See Section 2.01 of the Contract)

Set forth below are the initial Variable Investment Options available. Your initial allocation is shown.

Variable Investment Options	Amount Allocated
[EQ/Aggressive Allocation	[$	52,500	]
EQ/All Asset Growth Allocation	[$	52,500	]
EQ/Conservative Allocation
EQ/Moderate Allocation
EQ/Moderate-Plus Allocation
1290 VT DoubleLine Dynamic Allocation
American Funds Insurance Series Asset Allocation Fund
BlackRock Global Allocation V.I. Fund
EQ/AB Dynamic Moderate Growth
First Trust/Dow Jones Dividend & Income Allocation Portfolio
First Trust Multi Income Allocation Portfolio
Franklin Allocation VIP Fund
Franklin Income VIP Fund
Franklin Mutual Shares VIP Fund
Invesco V.I. Balanced-Risk Allocation Fund
Janus Henderson Balanced Portfolio

2021DPB-IE	Data Page 4

JPMorgan Insurance Trust Global Allocation Portfolio
JPMorgan Insurance Trust Income Builder Portfolio
PIMCO Global Managed Asset Allocation Portfolio
Putnam VT Global Asset Allocation Fund
1290 VT Convertible Securities
1290 VT GAMCO Mergers & Acquisitions
1290 VT Multi-Alternative Strategies
Eaton Vance VT Floating-Rate Income Fund
PIMCO VIT Emerging Markets Bond Portfolio
Templeton Global Bond VIP Fund
1290 VT Natural Resources
PIMCO VIT CommodityRealReturn Strategy Portfolio
1290 VT Real Estate
EQ/Invesco Global Real Estate
EQ/MFS Technology
EQ/MFS Utilities Series
EQ/T. Rowe Price Health Sciences
EQ/Wellington Energy
Invesco V.I. Health Care Fund
Multimanager Technology Portfolio
1290 VT Equity Income
AB VPS Growth and Income Portfolio
EQ/BlackRock Basic Value Equity
EQ/JPMorgan Value Opportunities
EQ/Large Cap Value Index
Janus Henderson U.S. Low Volatility Portfolio
MFS Value Series
T. Rowe Price Equity-Income Portfolio-II
American Funds Insurance Series Growth-Income Fund
ClearBridge Variable Dividend Strategy Portfolio
EQ/ClearBridge Select Equity Managed Volatility
EQ/Common Stock Index
EQ/Equity 500 Index
EQ/Fidelity Institutional AM Large Cap
EQ/Franklin Rising Dividends
MFS Investors Trust Series
MFS Research Series
Putnam VT Research Fund
1290 VT Socially Responsible Portfolio
ClearBridge Variable Aggressive Growth Portfolio
EQ/ClearBridge Large Cap Growth
EQ/Large Cap Growth Index
EQ/Loomis Sayles Growth
EQ/T. Rowe Price Growth Stock
EQ/American Century Mid Cap Value
EQ/Mid Cap Index
Fidelity® VIP Mid Cap Portfolio
EQ/Janus Enterprise
Federated Hermes Kaufmann Fund II

2021DPB-IE	Data Page 5

1290 VT GAMCO Small Company Value
1290 VT Small Cap Value
AB VPS Small/Mid Cap Value Portfolio
1290 VT Microcap
EQ/Small Company Index
Invesco V.I. Small Cap Equity Fund
EQ/AB Small Cap Growth
American Funds Insurance Series International Growth and Income Fund
EQ/International Equity Index
EQ/Invesco International Growth
EQ/MFS International Growth
EQ/MFS International Intrinsic Value
American Funds Insurance Series New World Fund
Delaware VIP Emerging Markets Series
EQ/Emerging Markets Equity PLUS
EQ/Lazard Emerging Markets Equity
1290 VT Low Volatility Global Equity
1290 VT SmartBeta Equity
AB VPS Global Thematic Growth Portfolio
American Century VP Inflation Protection Fund
American Funds Insurance Series Global Growth Fund
American Funds Insurance Series Global Small Capitalization Fund
EQ/Invesco Global Portfolio
1290 VT DoubleLine Opportunistic Bond
Delaware VIP Diversified Income Series
EQ/Core Bond Index
EQ/Intermediate Government Bond
EQ/PIMCO Total Return
Janus Henderson Flexible Bond Portfolio
EQ/PIMCO Global Real Return Portfolio
Fidelity VIP Strategic Income Portfolio
Lord Abbett Bond Debenture
PIMCO VIT Income Portfolio
Putnam VT Diversified Income Fund
Delaware VIP Limited-Term Diversified Income Series
EQ/AB Short Duration Government Bond
EQ/PIMCO Ultra Short Bond
1290 VT High Yield Bond
Federated Hermes High Income Bond Fund II
Invesco V.I. High Yield Fund
PIMCO VIT Global Bond Opportunities Portfolio (Unhedged)
EQ/Money Market]

[An asterisk (either *, ** or ***), identifies Variable Investment Options to which certain charges under Part C apply.]

Total (Amount Allocated to Variable Investment Options):                                                                  [$105,000.00]

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The Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [70].

Allocations must be in whole numbers and must total 100%. The maximum number of Variable Investment Options that may be active under your Contract at any given time is [168]. You may not allocate amounts to more than [100] Variable Investment Options at any one time. [If you have Structured Investment Option allocations, the rules applicable to the maximum number of Investment Options are described in Section 3A.01 of the Structured Investment Option Rider and will supersede the maximum shown here.]

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Contributions and Allocations (See Sections 3.01 and 3.02 of the Contract):

Contribution Limits and Requirements: Initial Contribution minimum: [$10,000]

Subsequent Contribution minimum: [$500] [Subsequent Contributions can be made through the older of the original Annuitant and Owner attain age [85] or if later, the first Contract Date Anniversary.]

We may discontinue acceptance of Contributions under the Contract upon [45 days] advance written notice to you. Any change in limitations or discontinuation of Contributions will be implemented to manage the financial risk to the Company in the event market and/or economic conditions decline.

[Cumulative Contribution Limit]

[We may refuse to accept any Contribution if the sum of all Contributions under all [“Investment Edge”] Series Contracts with the same Annuitant or Owner would then total more than [$1,500,000]. [We may refuse to accept any Contribution if the sum of all Contributions under all [“Investment Edge”, “Accumulator” and “Retirement Cornerstone”] Series Contracts with the same Annuitant or Owner would then total more than [$2,500,000].]

We may refuse to accept any Contribution if the source of such Contribution is an existing Equitable Contract.

Transfer Rules (see Section 4.02 of the Contract): Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the Contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.

We reserve the right to:

a)	limit transfers among or to the Variable Investment Options to no more than once every [30] days,

b)	require a minimum time period between each transfer into or out of one or more specified Variable Investment Options,

c)	establish a maximum dollar amount that may be transferred by an Owner on any Transaction Date among Variable Investment Options,

d)	reject transfer requests from a person acting on behalf of multiple Contract Owners unless pursuant to a trading authorization agreement that we have accepted,

e)

restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares,

f)

impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.

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[This text will only appear when the SIO Rider is available.]

[Transfer Rules applicable to the Structured Investment Option are shown in the Structured Investment Option Rider.]

Withdrawals (see Section 5.01 of the Contract): Lump Sum Withdrawals: The Lump Sum Withdrawal minimum amount is [$300]. [Applicable to QP-DB and QP-DC market segments only:] [Amounts withdrawn to pay Third Party Administrator (TPA) fees are not subject to this minimum withdrawal amount.]

Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Variable Investment Options. If there is insufficient value or no value in the Variable Investment Options, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Account for Dollar Cost Averaging.

[This text will only appear when the SIO Rider is available.]

[Withdrawal Rules applicable to the Structured Investment Option are shown in the Structured Investment Option Rider.]

[The following text is applicable to Traditional IRA Contracts]

[Automatic Required Minimum Distribution Withdrawals: The Automatic Required Minimum Distribution Withdrawal minimum initial amount is [$250]. See Endorsement Applicable to Traditional IRA Contracts].

[Amounts withdrawn to pay a Third Party Investment Advisor (TPIA) or a Registered Investment Advisor (RIA) fees are limited to [2%] of the AAV on the [first] Business Day of your Contract Year [or Annuity Payout Year, if applicable] and are not subject to this minimum withdrawal amount. You may elect to make such withdrawals on a [quarterly, semi-annual or annual] basis.]

Contract Termination (see Section 5.02 of the Contract):

Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Contract). A request for more than 90% of the Cash Value will be considered a request to withdraw 100% of the Cash Value and this Contract will terminate.

If a withdrawal is made that would result in a Cash Value less than [$500], we will so advise you and have the right to pay you such Value. In that case, this Contract will terminate.

This Contract (including any attached Endorsements and Riders) will terminate if there is no Annuity Account Value.

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[The following text will not appear for Inherited Traditional/Roth IRA and Inherited NQ BCO and Non-Spousal Applicable Plan Beneficiary Owned Contracts]

Annuity Benefit Forms - (Normal Form of Annuity Benefit) (see Section 7.04 of the Contract):

Life Annuity 10 Year Period Certain For annuity commencement date ages 80 and greater the “Period Certain” is as follows:

Annuitization Age	Length of Period Certain
Up to age 80	10
81	9
82	8
83	7
84	6
85	5
86	4
87	3
88	2
89	1
90 through 95	0

[The following text will not appear for Inherited Traditional/Roth IRA and Inherited NQ BCO and Non-Spousal Applicable Plan Beneficiary Owned Contracts]

[Amount of Annuity Benefit (see Section 7.05 of the Contract):

The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any annuity certain (an annuity form which does not guarantee payments for a person’s lifetime) except that, if the period certain is more than five years, the amount applied will be no less than 95% if available, of the Annuity Account Value.]

Conditions for Payment - (Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex) (see Section 7.06 of the Contract):

[6%] per year

Conditions for Payment - (Minimum Amount to be Applied to an Annuity) (see Section 7.06 of the Contract): [$2,000], as well as minimum of [$20] for initial monthly annuity payment.

2021DPB-IE	Data Page 10

PART C – This part describes certain charges in your Contract.

Withdrawal Charges (see Section 8.01 of the Contract): A Withdrawal Charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Withdrawal Amount as discussed in Section 8.01, if the Contract is surrendered to receive the Cash Value, or to annuitize to a non-life contingent Annuity Benefit, if available. We determine the Withdrawal Charge separately for each Contribution in accordance with the table below.

Contract Year	Percentage of Contributions
1	6.00%
2	6.00%
3	5.00%
4	4.00%
5	3.00%
6 and later	0.00%

The applicable Withdrawal Charge percentage is determined by the Contract Year in which the withdrawal is made or the Contract is surrendered, beginning with ‘‘Contract Year 1’’ with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is ‘‘Contract Year 1.’’

Withdrawal Charges will be deducted from the [Variable] Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Variable Investment Option.

Your years of participation under the Prior Contract or years since Contributions were made under the Prior Contract, if applicable, may be included for purposes of determining the Withdrawal Charge.

Withdrawals reduce your Annuity Account Value by the amount of the withdrawal you request. Any applicable Withdrawal Charge will be imposed on such withdrawal amount and will further reduce your Annuity Account Value. [Your GMDB Benefit Base is reduced by this aggregate amount on a pro-rata basis, as described in your GMDB Rider.]

Free Withdrawal Amount (see Section 8.01 of the Contract): [10%] of the Annuity Account Value at the beginning of the Contract Year, minus any amount previously withdrawn during the Contract Year. In the first Contract Year amounts received within [90 days] of the Contract Date are included for purposes of calculating the Free Withdrawal Amount. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions for the purpose of calculating a Withdrawal Charge.

Withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Withdrawal Amount does not apply when calculating the Withdrawal Charge applicable upon a surrender.

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Administrative and Other Charges Deducted from Annuity Account Value (see Section 8.02 of the Contract):

[Contract Maintenance Fee:] There is a [$50] [Contract Maintenance Fee] if your Annuity Account Value is less than [$35,000] on your Contract Date Anniversary.

[Beginning on the [Income Edge Series] effective date, the [Contract Maintenance Fee] will be permanently waived.]

[The above charge, if applicable, will be deducted from your Annuity Account Value in the Variable Investment Options on a pro-rata basis. We will deduct this charge on each Contract Date Anniversary before the deduction of any other charges. This charge will be deducted for the portion of any Contract Year in which a Death Benefit is paid, the Annuity Account Value is applied to purchase an Annuity Benefit, or the Contract is surrendered. If there is insufficient value or no value in the Variable Investment Options, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Dollar Cost Averaging program.]

Transfer Charges (see Section 8.03 of the Contract):

Currently, the number of free transfers is [unlimited], subject to the terms of Sections 5.01 and 8.04. However, we reserve the right to limit the number of free transfers to [12] transfers per Contract Year.

[For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or [2%] of each transaction amount at the time each transfer is processed. Transfers under any Dollar Cost Averaging program that is available, will not count towards the number of free transfers in a Contract Year [or Annuity Payout Year, if applicable] for the purposes of this charge. The Charge is deducted from the [Variable] Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of [$35] for each transaction.]

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Contract Fee (see Section 8.05 of the Contract):

[Contract Fee as applied to the Variable Investment Options:]

Annual Rate of [1.00%] (equivalent to a daily rate of [0.002753%]) [plus any applicable VIO

Facilitation Charge up to an annual rate equal to [0.65%] (equivalent to a daily rate of

[0.001787%]).]

The Contract Fee includes the following charges:

Operations Fee:	Annual rate of [0.60%]

Administration Fee:	Annual rate of [0.30%]

Distribution Fee:	Annual rate of [0.10%]

[Variable Investment Option Facilitation Charge: Annual rate up to [0.65%]

The Variable Investment Option (“VIO”) Facilitation Charge applies to certain VIOs as indicated in the VIOs listed in Part B of these Data Pages. Unless otherwise specified, for VIOs indicated with

a single*	the annual rate is [0.25%] (equivalent to a daily rate of [.000686%]).
a double**	the annual rate is [0.35%] (equivalent to a daily rate of [.000961%]).
a triple***	the annual rate is [0.65%] (equivalent to a daily rate of [.001787%]).

We may indicate a VIO Facilitation Charge up to the maximum specified above for Variable Investment Options made available under this Contract subsequent to its Issue Date.]

[This text will only appear when the SIO Rider is available.]

[Contract Fee as applied to the Structured Investment Option:

The Contract Fee is equal to an annual rate of [1.00%] of the Segment Investment of each Segment for the Segment Duration.

On the Segment Maturity Date, we determine the Segment Maturity Value which reflects the deduction of the Contract Fee in the Segment Rate of Return.

The Segment Interim Value for a Segment will reflect a deduction of the Contract Fee corresponding to the elapsed portion of the Segment Duration. This means your Contract Fee is determined by multiplying the number of calendar days elapsed in your Segment by the Contract Fee expressed as a daily rate and multiplying that by your Segment Investment. This determines your Contract Fee reflected in the Segment Interim Value.

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The Segment Investment is adjusted on a pro-rata basis for withdrawals and transfers of the Segment Investment out of the Structured Investment Option and the portion of the Contract Fee that is attributable to the amount withdrawn and transferred.

[The Contract Fee does not apply to amounts held in the Segment Type Holding Account.]]

[Breakpoint Credit: An amount of [0.025%] will be accrued on each quarterversary when your Annuity Account Value on any such quarterversary is equal to or greater than [$500,000 and up to $999,999.99] or an amount of [0.0375%] will be accrued on each quarterversary when your Annuity Account Value on any such quarterversary is equal to or greater than [$1,000,000]. An annual amount of up to [0.10%] or [0.15%] whichever is applicable based on the prior sentence, or any weighted composite thereof (the “Credit”) will be applied on a pro-rata basis to your Annuity Account Value on your Contract Date Anniversary. [The Breakpoint Credit Amount is applied proportionally to amounts in the Variable Investment Options and the Structured Investment Option. The Breakpoint Credit Amount applicable to amounts in the Variable Investment Options is applied on a pro-rata basis among the Variable Investment Options. The Breakpoint Credit Amount applicable to amounts in the Structured Investment Option, including amounts in the Segment Type Holding Account, is applied to the [EQ/Money Market Fund], which is subject to the Contract Fee.]

The Credit is not considered a Contribution, but will be applied as a reduction against your Contract Fee. Any accrued Credit will be applied on a pro-rata basis to your Annuity Account Value on the Transaction Date of any surrender or annuitization or the Payment Transaction Date pursuant to your death.

[If you elect [Income Edge Series], each quarterversary beginning on the [Income Edge Series] Effective Date will be based on your [Income Edge Series] Anniversary Date, as described in the Endorsement Applicable to Non-Qualified [Income Edge Series] Payment Plan and any Credits accrued through the [Income Edge Series] Effective Date will be applied on a pro-rata basis to your Annuity Account Value on the [Income Edge Series] Effective Date. Thereafter, the Credit will be applied, if applicable, on a pro-rata basis to your Annuity Account Value on your [Income Edge Series] Anniversary Date.]

“Quarterversary” means a valuation date that occurs every three months on the same calendar day as the Contract Date.    The first Quarterversary will be three months following the Contract Date except for the fourth Quarterversary which will occur on the Contract Date Anniversary.

“Valuation Day” means for each Quarterversary (with the exception of the fourth quarter of the Contract Year) the same day of the month as the Contract Date. If that date is not a Business Day on any Quarterversary, the Valuation Day will be on the next Business Day. If there is a non-scheduled non-Business Day on the Valuation Day, the credit calculation will be processed on the next available Business Day. For Contracts with a Contract Date Anniversary after the [28th] of the month, the Valuation Day will be on the first Business Day of the following month. In the fourth Quarterversary of each Contract Year, the Valuation Day will be on the Contract Date Anniversary. If the Contract Date Anniversary occurs on a day other than a Business Day, the Valuation Day will be the Business Day immediately preceding the Contract Date Anniversary.]

Third Party Transfer Charge (see Section 8.07 of the Contract): We reserve the right to deduct a charge from the amounts withdrawn, which is no greater than $125 per occurrence for a direct rollover, direct transfer, or 1035 exchange from this Contract and transferred to a third party, or to another company, or in connection with an exchange of this Contract for a Contract issued by another company. The current charge is [$65]. This charge will be deducted from the amount disbursed.

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Duplicate Report/Statement Charge (see Section 9.04 of the Contract): We reserve the right to deduct a charge which is no greater than $35.00 per copy of the reports and statements described in Section 9.04. The current charge is [$0.00].

This charge will be deducted from the Annuity Account Value in the Variable Investment Options on a pro rata basis. If there is insufficient value or no value in the Variable Investment Options, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Dollar Cost Averaging program.

[The following text will appear in the Data Pages if the Alternate Payment Method applies:]

[Check Preparation Charge (see Section 9.07 of the Contract): Alternate Payment Method We will pay all amounts due under this Contract by direct deposit to a bank account that accepts such deposits provided that you have given us authorization, and the information we need to initiate the deposit, in a form acceptable to us. If you have not provided such authorization and information, we will make the payment by check drawn on a bank located in the United States (subject to any check preparation charge specified herein) or by any other method to which you and we agree. All payments will be made in U.S. Dollars. Any Check Preparation Charge will not exceed $85. The current charge is [$0.00].]

[This text will appear when the Check Preparation Charge is greater than $0.00]

This charge will be deducted from the amount disbursed.

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PART D – This part describes waivers of certain charges in your Contract.

Withdrawal Charge Waivers – In accordance with Section 8.01 of the Contract, we reserve the right to reduce or waive the Withdrawal Charge.

For Waivers 3, 4 and 5 specified below, there is a twelve month ineligibility period (the period during which you are ineligible to receive the waiver benefit), beginning on the Contract Date of this Contract and ending on the first Contract Date Anniversary. Once the ineligibility period has expired, the Owner (herein referred to as “the claimant”) may submit a claim for any such waiver. The claim must be submitted on our Withdrawal Charge waiver form within 10 Business Days of submitting the withdrawal request before any waiver benefit is provided. If the Withdrawal Charge waiver form is not submitted within 10 Business Days of the withdrawal request, it is considered that the claimant complied with the claim requirements if the claimant submits written proof covering the occurrence, the character of and the extent of the occurrence for which the claim is made. If the claim is denied by Equitable, the withdrawal will not be processed until the claimant is notified of the denial and is provided with the opportunity to accept or reject the withdrawal proceeds, including any applicable withdrawal charge. The withdrawal shall not prejudice the waiver of any Withdrawal Charge while the Withdrawal Charge waiver benefit is applicable.

For purposes of Withdrawal Charge waiver items 1 through [6] reference to “Owner” means: (a) under Joint Owner Contracts, the older of the Owner and Joint Owner and (b) under Contracts owned by Non-Natural Owner(s), the Annuitant, or the older of the Annuitant and Joint Annuitant, if applicable.

No Withdrawal Charge will apply in these events:

1.	the Owner dies and the Death Benefit is payable;

2.	the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to purchase a life annuity, as described in Section 7.05; or

3.

the Owner is unable to perform three “activities of daily living” as defined in Items (i) through (vi) and provide documentation satisfactory to us that the Owner is unable to perform three “activities of daily living” as defined in Items (i) through (vi). Such proof must include, but is not limited to, written certification from a U.S. licensed physician. “Physician” means a person, defined in Section 1861(r )(1) of the Social Security Act, who is licensed to practice the healing arts and is performing only those services within the scope of his or her license;

(i) “Bathing” means washing oneself by sponge bath; or in either a tub or shower, including the     task of getting into or out of the tub or shower.

(ii) “Continence” means the ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

(iii) “Dressing” means putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

(iv) “Eating” means feeding oneself by food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

(v) “Toileting” means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

(vi) “Transferring” means moving into or out of a bed, chair or wheelchair.

2021DPB-IE	Data Page 16

4.	we receive proof satisfactory to us that the Owner ’s life expectancy is six months or less (such proof must include, but is not limited to, certification by a U.S. licensed physician); or

5.

the Owner has been confined to a nursing home for a 90 day period as verified by a U.S. licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:

•	its main function is to provide skilled, intermediate or custodial nursing care;

•	it provides continuous room and board to three or more persons;

•	it is supervised by a registered nurse or practical nurse;

•	it keeps daily medical records of each patient;

•	it controls and records all medications dispensed; and

•	its primary service is other than to provide housing for residents.

[Item 6 below applies to IRA and NQ Contracts]

[6.]

the Spousal Continuation option is elected and the surviving spouse withdraws Contributions made prior to the original Owner’s death. This option is not available with the Inherited Traditional IRA, Inherited Roth IRA, and Inherited Non-Qualified Contracts.

[Item 7 below will apply only to Contract Owners in the market segments under which the Beneficiary Continuation Option is available (NQ, Traditional IRA, Roth IRA, and SEP-IRA)]

[7.]	[a Death Benefit is payable and the Beneficiary Continuation Option is elected.]

[Item 8 below applies to Traditional and SEP IRA Contracts]

[8.]

[a withdrawal is made under our Automatic Required Minimum Distribution Withdrawal Service [or withdrawals made under our Substantially Equal Withdrawal Program]. However, in each Contract Year, the amount of the Required Minimum Distribution [or Substantially Equal Withdrawal] is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount.]

[Item 9 below applies to NQ Contracts]

[9.]

[a withdrawal is made under our Substantially Equal Withdrawal Program. However, in each Contract Year, the amount of the Substantially Equal Withdrawal is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount.]

[Item 10 applies to Traditional and SEP IRA Contracts]

[10.] [amounts	under this Contract that are directly transferred to an [Investment Edge] Roth IRA Contract of the same class for purposes of a Roth IRA conversion.]

[11.]

[a withdrawal is made to pay a TPIA or RIA as described in Section 5.01 and these Data Pages. However, in each Contract Year, the amount of the TPIA or RIA is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount. The amounts waived under this waiver will not reduce Contributions under the Contract that are subject to Withdrawal Charges.]

2021DPB-IE	Data Page 17